EXHIBIT 10.1







                    COMMERCIAL REVOLVING LOAN
                     AND TERM LOAN AGREEMENT

                             BETWEEN

                        FLEET BANK, N.A.

                               AND

                 PHARMACEUTICAL RESOURCES, INC.

                        December 28, 1995

                        TABLE OF CONTENTS

Section Headings                                             Page


     I.   DEFINITIONS. . . . . . . . . . . . . . . . . . . . .  1
          1.01 Defined Terms . . . . . . . . . . . . . . . . .  1
          1.02 Accounting Terms. . . . . . . . . . . . . . . .  7

     II.  LOAN FACILITIES. . . . . . . . . . . . . . . . . . .  7
          2.01 Revolving Loans . . . . . . . . . . . . . . . .  7
          2.02 Term Loan . . . . . . . . . . . . . . . . . . . 10
          2.03 Indemnity . . . . . . . . . . . . . . . . . . . 10

     III. INTEREST, TERMS AND FEES . . . . . . . . . . . . . . 11
          3.01 Interest Rate . . . . . . . . . . . . . . . . . 11
          3.02 Term and Termination. . . . . . . . . . . . . . 12
          3.03 Repayments. . . . . . . . . . . . . . . . . . . 12
          3.04 Prepayments . . . . . . . . . . . . . . . . . . 12
          3.05 Fees. . . . . . . . . . . . . . . . . . . . . . 12

     IV.  CONDITIONS OF LENDING. . . . . . . . . . . . . . . . 13

     V.   REPRESENTATIONS AND WARRANTIES . . . . . . . . . . . 14

     VI.  COVENANTS. . . . . . . . . . . . . . . . . . . . . . 17
          6.01 Financial Reporting . . . . . . . . . . . . . . 17
          6.02 Affirmative Covenants . . . . . . . . . . . . . 18
          6.03 Negative Covenants. . . . . . . . . . . . . . . 20
          6.04 Financial Covenants . . . . . . . . . . . . . . 22

     VII. DEFAULT. . . . . . . . . . . . . . . . . . . . . . . 23
          7.01 Events of Default . . . . . . . . . . . . . . . 23
          7.02 Cumulative Remedies . . . . . . . . . . . . . . 24

     VIII.MISCELLANEOUS. . . . . . . . . . . . . . . . . . . . 25
          8.01 Expenses. . . . . . . . . . . . . . . . . . . . 25
          8.02 Set-off . . . . . . . . . . . . . . . . . . . . 25
          8.03 Covenants to Survive, Binding Agreement . . . . 25
          8.04 Cross-Default . . . . . . . . . . . . . . . . . 25
          8.05 Amendments and Waivers. . . . . . . . . . . . . 25
          8.06 Notices . . . . . . . . . . . . . . . . . . . . 26
          8.07 Transfer of Lender's Interest . . . . . . . . . 26
          8.08 New Laws. . . . . . . . . . . . . . . . . . . . 27
          8.09 Section Headings, Severability, Entire
               Agreement . . . . . . . . . . . . . . . . . . . 27
          8.10 Counterparts. . . . . . . . . . . . . . . . . . 28
          8.11 Governing Law; Consent to Jurisdiction. . . . . 28
          8.12 Uniform Commercial Code . . . . . . . . . . . . 28
          8.13 Further Assurances. . . . . . . . . . . . . . . 28
          8.14 Prejudgment Remedy Waiver; Waivers. . . . . . . 28
          8.15 Jury Trial Waiver . . . . . . . . . . . . . . . 29
Exhibits

Exhibit "A"    -    $16,000,000 Commercial Revolving Promissory
                    Note

Exhibit "B"    -    $1,500,000 Commercial Term Promissory Note

Exhibit "C"    -    Covenant Compliance Certificate


Schedules

Schedule "5(d)"     -    Litigation

Schedule "5(h)"     -    Liens and Encumbrances

Schedule "5(k)"     -    Leases

Schedule "5(n)"     -    Places of Business

Schedule "5(q)"     -    Union Contracts and Pension Plans

Schedule "5(t)"     -    Subsidiaries and Affiliates

Schedule "6.03(b)"  -    Indebtedness

Schedule "6.03(g)"  -    Sale and Lease of Assets

     AGREEMENT dated December 28, 1995, between PHARMACEUTICAL RESOURCES, INC., a New Jersey corporation with its principal office located at One Ram Ridge Road, Spring Valley, New York 10977 (the "Borrower") and FLEET BANK, N.A., a national banking association with an office located at One Stamford Plaza, 263 Tresser Boulevard, Stamford, Connecticut 06901 (the "Lender").


                            Recitals

     A. The Borrower has requested that the Lender extend to the Borrower the following loan facilities: (a) a $16,000,000 revolving loan facility, and (b) a $1,500,000 term loan facility.

     B. The proceeds of the loan facilities shall be used for the following purposes: (a) the revolving loan proceeds shall be used for working capital purposes, equipment, acquisitions and general corporate purposes; and (b) the term loan proceeds shall be used to refinance an existing term loan facility with Midlantic Bank.

     C. The Lender is willing to extend the loan facilities to the Borrower, subject to the terms and conditions contained herein.


                            Agreement

     In consideration of the Recitals, which are incorporated by reference, the terms and conditions contained herein and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the Borrower and the Lender, intending to be bound legally, agree as follows:

     I.   DEFINITIONS.

     1.01 Defined Terms. As used herein the following terms shall have the following meanings:

          (a) "Adjusted Libor Rate" shall mean with respect to any Eurodollar Loan Interest Period, the rate per annum at which deposits in dollars are offered by the Lender to prime commercial banks in the London interbank market at approximately 11:00 A.M. (Eastern Standard time) two Business Days before the first day of such Interest Period in an amount approximately equal to the principal amount of the Eurodollar Loan to which such Interest Period is to apply and for a period of time comparable to such Interest Period divided by one minus the Eurodollar Reserve Percentage.

          (b) "Affiliate", as applied to any Person, shall mean any other Person directly or indirectly through one or more intermediaries controlling, controlled by, or under common control with, that Person. For the purposes of this definition, "control" (including with correlative meanings, the terms "controlling", "controlled by" and "under common control with"), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of the Person, whether through the ownership of voting securities or by contract or otherwise.

          (c)  "Agreement" shall mean this Commercial Revolving
Loan and Term Loan Agreement as the same from time to time may be amended, supplemented or modified.

          (d) "Business Day" shall mean a day on which commercial banks in the State of Connecticut are not required or permitted by law to remain closed and on which dealings are carried on in the London interbank market.

          (e) "Capital Assets" shall mean assets that in accordance with GAAP are required or permitted to be depreciated or amortized on the Borrower's balance sheet.

          (f) "Capital Leases" shall mean capital leases, conditional sales contracts and other title retention agreements relating to the purchase or acquisition of Capital Assets.

          (g) "Change of Control" shall mean the transfer, sale, assignment, or pledge, in any manner whatsoever, which has the effect of transferring more than fifty percent (50%) of the voting stock of the Borrower to any Person who is not a shareholder of the Borrower as of the date of this Agreement.

          (h) "Commitment Letter" shall mean the letter agreement between the Borrower and the Lender dated November 16, 1995.

          (i) "Contractual Obligations" shall mean as to any Person, any provision of any security issued by such Person or of any agreement, instrument or undertaking to which such Person is a party or by which it or any of its property is bound.

          (j) "Cost of Funds Rate" shall mean the rate determined by the Lender to be its marginal cost of funds for commonly available liabilities issued by it on the date of each advance for a period of thirty (30), sixty (60) or ninety (90) days adjusted to reflect all additional costs to be incurred in maintaining or paying any reserve or in connection with the payment by the Lender or withholding by the Borrower of any taxes existing as of such date for which the Lender is liable (other than in respect of income taxes) as a result of its making a Cost of Funds Rate Loan.

          (k) "Cost of Funds Rate Loans" shall mean Loans hereunder that bear interest for the Interest Period applicable thereto at the Cost of Funds Rate.

          (l) "Current Ratio" shall mean, for the applicable period, the ratio of Total Current Assets to Total Current
Liabilities.

          (m) "Current Maturity of Long Term Debt ("CMLTD")" shall mean the current maturity of long term Indebtedness paid during the applicable period, including, but not limited to, amounts required to be paid during such period under Capital Leases.

          (n) "Default(s)" shall mean any of the events specified in Section 7.01 below, whether or not any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

          (o) "Dollars" and "$" shall mean lawful currency of the United States of America.

          (p) "Earnings Before Interest, Taxes, Depreciation and Amortization ("EBITDA")" shall mean, for the applicable period, income from continuing operations before the payment of interest and taxes plus depreciation, amortization and other non-cash charges (except accounting changes and one-time writeoffs) determined in accordance with GAAP.

          (q) "Environmental Laws" shall mean all present and future laws, statutes, ordinances, rules, regulations, orders, codes, licenses, permits, decrees, judgments, directives or the equivalent of or by any Governmental Authority relating to or addressing the protection of the environment or human health.

          (r)  "ERISA" shall mean the Employee Retirement Income
Security Act of 1974 and all rules and regulations promulgated pursuant thereto, as amended from time to time.

          (s) "Eurodollar Loans" shall mean Loans hereunder that bear interest for the Interest Period applicable thereto at the Adjusted Libor Rate.

          (t) "Eurodollar Reserve Percentage" means for any day, that percentage (expressed as a decimal) which is in effect on such day, as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement for a member bank of the Federal Reserve System in respect of "Eurocurrency liabilities" (or in respect of any other category of liabilities which includes deposits by reference to which the interest rate on Eurodollar Loans is determined or any category of extensions of credit or other assets which includes loans by a non-United States office of the Lender to United States residents). The Adjusted Libor Rate shall be adjusted automatically on and as of the effective date of any change in the Eurodollar Reserve Percentage.

          (u) "Event(s) of Default" shall mean any of the events specified in Section 7.01 below, provided that any requirement for the giving of notice, the lapse of time, or both, or any other condition, has been satisfied.

          (v)  "Facility Fee" shall mean the fee set forth in
Section 3.05(a) below.

          (w)  "Fixed Rate Loan(s)" shall mean any Eurodollar
Loan(s) or Cost of Funds Loan(s).

          (x) "Fixed Charge Coverage Ratio" shall mean, for the applicable period, the ratio of EBITDA for the four quarters ending on the test date to CMLTD as of the beginning of such four quarters plus interest expense, income taxes and dividends for such four quarters. For purposes of the calculation of Fixed Charge Coverage Ratio, for each of the fiscal quarters in the fiscal year ending September 28, 1996, EBITDA shall exclude THREE MILLION DOLLARS and NO/100 ($3,000,000.00), (the "$3,000,000.00 Exclusion") of research and development expenditures. After the fiscal year ending September 28, 1996, and starting with the fiscal quarter ending December 28, 1996, there is no longer the above $3,000,000.00 Exclusion.

          (y) "Funded Debt" shall mean all debt obligations as evidenced by a note or other instrument in the public and private markets, excluding accounts payable and accrued obligations arising out of the normal course of business.

          (z) "Funded Debt to EBITDA Ratio" shall mean, for the applicable period, the ratio of Funded Debt to EBITDA for the rolling four (4) fiscal quarters.

          (aa) "GAAP" shall mean generally accepted accounting principals applied in a manner consistent with that employed in the preparation of the financial statements described in Section 6.01 below.

          (ab) "Governmental Authority" shall mean any nation or government, any state or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, and any corporation or other entity owned or controlled (through stock or capital ownership or otherwise) by any of the foregoing.

          (ac) "Guarantor(s)" shall mean Par Pharmaceutical, Inc., Generic Innovations, Inc., Quad Pharmaceuticals, Inc., Par Printing Enterprises, Inc., Advanced Biopharm, Inc., PRI Research, Inc., Par Pharma Group, Ltd., PRX Distributors, Ltd. and ParCare, Ltd.

          (ad) "Hazardous Materials" shall mean any material or substance that, whether by its nature or use, is now or hereafter defined as hazardous waste, hazardous substance, pollutant or contaminant under any Environmental Laws which is toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic or otherwise hazardous and which is now or hereafter regulated under any Environmental Laws, or which is or contains petroleum, gasoline, diesel fuel or another petroleum hydrocarbon product.

          (ae) "Indebtedness" shall mean all obligations that in accordance with GAAP should be classified as liabilities upon the Borrower's balance sheet as liabilities.

          (af) "Intangible Assets" shall mean assets that in accordance with GAAP are properly classifiable as intangible assets, including, but not limited to, goodwill, franchises, licenses, patents, trademarks, trade names and copyrights.

          (ag) "Interest Period" shall mean any thirty (30), sixty
(60) or ninety (90) day period during which a Loan bears interest at the Adjusted Libor Rate or the Cost of Funds Rate as elected by the Borrower in accordance with the terms of this Agreement.

               (i) If any Interest Period would otherwise end on a day which is not a Business Day, that Interest Period shall be extended to the next succeeding Business Day unless such Interest Period is with respect to a Eurodollar Loan and the result of such extension would be to extend such Interest Period into another calendar month, in which event such Interest Period shall end on the immediately preceding Business Day.

               (ii) Any Interest Period that would otherwise extend beyond a Maturity Date shall end on the Maturity Date or, if the Maturity Date shall not be a Business Day, on the next preceding
Business Day.

          (ah) "Lien" shall mean any mortgage, pledge, security interest, hypothecation, assignment, deposit arrangement, encumbrance, or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of any financing statement under the Uniform Commercial Code or comparable law or any jurisdiction).

          (ai) "Loan(s)" shall mean any loan made by the Lender to the Borrower hereunder, whether a Revolving Credit Loan or the Term Loan.

          (aj) "Loan Document(s)" shall mean this Agreement, the Notes and all other documents or agreements executed in connection herewith, together with any amendments, supplements or modifications hereto or thereto.

          (ak) "Maturity Date(s)" shall mean individually or collectively the Revolving Loan Maturity Date and the Term Loan
Maturity Date.

          (al) "Net Worth" shall mean, for the applicable period, the excess of the Borrower's Total Assets minus its Total
Liabilities.

          (am) "Note(s)" shall mean the Revolving Loan Note and the Term Note.

          (an) "Obligations" shall mean and include all loans, advances, interest, indebtedness, liabilities, obligations, guaranties, covenants and duties at any time owing by the Borrower to the Lender of every kind and description, whether or not evidenced by any note or other instrument, whether or not for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, including but not limited to the indebtedness, liabilities and obligations arising under this Agreement, the Notes and the other Loan Documents, and all costs, expenses, fees, charges, expenses and reasonable attorneys' fees incurred in connection with any of the foregoing, or in any way connected with, involving or related to the preservation, enforcement, protection and defense of this Agreement, the Notes, the other Loan Documents, any related agreement, document or instrument and the rights and remedies hereunder or thereunder.

          (ao) "Person" shall mean any individual, corporation, limited liability company, limited liability partnership, partnership, joint venture, trust, business trust, unincorporated organization or any other juridical entity, or a government or state or any agency or political subdivision thereof.

          (ap) "Plan" shall mean any plan of a type described in
Section 4021(a) of ERISA in respect of which the Borrower is an "employer" as defined in Section 3(5) of ERISA.

          (aq) "Post Default Rate" shall mean at any time a rate of interest equal to 1.0% per annum in excess of the rate of interest that would otherwise be in effect.

          (ar) "Prime Rate" shall mean the interest rate announced by the Bank from time to time as the interest rate applicable to commercial borrowers during the monthly interest period and may not be the Lender's lowest or best rate. Any change in the Prime Rate shall be effective immediately without notice on the date of the change in the Prime Rate.

          (as) "Prime Rate Loans" shall mean Loans hereunder that bear interest at the Prime Rate.

          (at) "Reportable Event" shall mean any of the events set forth in Section 4043(b) of ERISA or the regulations thereunder.

          (au) "Revolving Loan(s)" shall mean any Loan(s) made pursuant to Section 2.01 below.

          (av) "Revolving Loan Maturity Date" shall mean December
27, 1998.

          (aw) "Revolving Loan Note" shall mean the Note referred to in Section 2.01 below.

          (ax) "Revolving Loan Commitment" shall mean the obligation of the Lender to make Revolving Credit Loans to the Borrower during the Revolving Loan Commitment Period pursuant to the terms hereof as such Commitment is described in Section 2.01 below.

          (ay) "Revolving Loan Commitment Period" shall mean the period from the date hereof until the Revolving Loan Maturity Date.

          (az) "Subsidiary or Subsidiaries" of any Person shall mean any corporation or corporations of which the Person or one or more of its Subsidiaries, owns, directly or indirectly, at least a majority of the securities having ordinary voting power for the election of directors.

          (ba) "Tangible Net Worth" shall mean the excess of the Borrower's Total Assets minus its Intangible Assets and its Total
Liabilities.

          (bb) "Term Loan" shall mean the Loan made pursuant to
Section 2.02 below.

          (bc) "Term Loan Maturity Date" shall mean December 27,
1998.

          (bd) "Term Note" shall mean the Note referred to in
Section 2.02 below.

          (be) "Total Assets" shall mean total assets determined in accordance with GAAP.

          (bf) "Total Current Assets" shall mean total current assets determined in accordance with GAAP.

          (bg) "Total Current Liabilities" shall mean total current liabilities determined in accordance with GAAP.

          (bh) "Total Liabilities" shall mean total liabilities determined in accordance with GAAP.

     1.02 Accounting Terms.   Except as otherwise specifically set
forth in this Agreement, each accounting term used in this Agreement shall have the meaning given to it under GAAP and shall be determined on a consolidated basis. Any dispute or disagreement between the Borrower and the Lender relating to the determination of GAAP shall, in the absence of manifest error, be conclusively resolved for all purposes hereof by the written opinion with respect thereto, delivered to the Lender, of independent accountants selected by the Borrower and approved by the Lender for the purposes of auditing the periodic financial statements of the Borrower.

     II.  LOAN FACILITIES.

     2.01 Revolving Loans. Subject to the terms and conditions, and relying upon the representations and warranties set forth in this Agreement, the Lender, in its sole discretion, agrees to make revolving loans (individually a "Revolving Loan" and, collectively, the "Revolving Loans") to the Borrower at any time until terminated as provided in Section 3.02(a) below, in the principal amount which shall not exceed $16,000,000 at any one time (the "Revolving Loan Commitment"). In addition to this Agreement, the Revolving Loans shall be evidenced by the Commercial Revolving Promissory Note of this date, a copy of which is attached hereto as Exhibit "A" (the "Revolving Loan Note").

          (a) Procedure For Revolving Loan Borrowing. Provided that the Revolving Loan Commitment has not been terminated as provided in Section 3.02(a) below, during the Revolving Loan Commitment Period the Borrower may borrow under the Revolving Loan Commitment by giving the Lender irrevocable notice of a request for a Revolving Loan hereunder (i) in the case of Eurodollar Loans or Cost of Funds Rate Loans two (2) Business Days before a proposed borrowing or continuation or conversion and (ii) in the case of Prime Rate Loans on or before the date such borrowing or continuation or conversion is to be made but in no event more than five (5) Business Days before a proposed borrowing or continuation or conversion, such irrevocable notice setting forth (A) the amount of the Loan requested, which shall not be less than $100,000, (B) the requested borrowing date or Interest Period commencement date, as the case may be, (C) whether the borrowing or Interest Period is to be for a Eurodollar Loan, Cost of Funds Rate Loan or a Prime Rate Loan or a combination thereof, and (D) if entirely or partially a Eurodollar Loan or Cost of Funds Rate Loan, the length of the Interest Period therefor, which shall be thirty (30), sixty
(60) or ninety (90) days. As used in this Section 2.01(a), "conversion" shall mean the conversion from one interest rate to another interest rate as more fully described in Section 2.01(b) below. Such notice must be written (including, without limitation, via facsimile transmission) and shall be sufficient if received by 11:00 a.m. (Eastern Standard Time) on the date on which such notice is to be given. Unless notification is otherwise furnished by the Borrower to the Lender (in a manner consistent with the requirements of this Section 2.01 (a), Revolving Loans will be made by credits to the Borrower's demand deposit account maintained with the Lender. If the Borrower furnishes such notice but no election is made as to the type of Revolving Loan or the Interest Period to be applicable thereto, the Revolving Loan will automatically then be made as a Prime Rate Loan until such required information is furnished pursuant to the terms hereof.

          (b) Continuation and Conversion of Revolving Loans. With respect to Revolving Loans only, the Borrower shall have the right at any time on prior irrevocable written or telex notice to the Lender pursuant to Section 8.06 below to (i) continue any Eurodollar Loan or Cost of Funds Rate Loan into a subsequent Interest Period, (ii) convert any Eurodollar Loan or Cost of Funds Rate Loan into a Prime Rate Loan, and (iii) convert any Prime Rate Loan into a Eurodollar Loan or a Cost of Funds Rate Loan (specifying the Interest Period to be applicable thereto), subject to the following:

               (A) in the case of a conversion of less than all of the outstanding Revolving Loans, the aggregate principal amount of Revolving Loans converted shall not be less than $100,000 and shall be an integral multiple thereof;

               (B) no Eurodollar Loan or Cost of Funds Rate Loan shall be converted at any time other than at the end of an Interest Period applicable thereto; and

               (C) any portion of a Revolving Loan maturing or required to be prepaid in less than thirty (30) days may not be converted into or continued as a Eurodollar Loan or a Cost of Funds Rate Loan.

In the event that the Borrower shall not give notice to continue any Eurodollar Loan or Cost of Funds Rate Loan into a subsequent Interest Period or convert any such Revolving Loan into a Revolving Loan of another type, on the last day of the Interest Period thereof, such Revolving Loan (unless prepaid) shall automatically be converted into a Prime Rate Loan. The Interest Period applicable to any Eurodollar Loan or Cost of Funds Rate Loan resulting from a conversion or continuation shall be specified by the Borrower in the irrevocable notice delivered by the Borrower pursuant to this Section 2.01(b) and Section 8.06 below; provided, however, that, if such notice does not specify either the type of Revolving Loan or the Interest Period to be applicable thereto, the Revolving Loan shall automatically be converted into, or continued as, as the case may be, a Prime Rate Loan until such required information is furnished pursuant to the terms hereof. Notwithstanding anything to the contrary contained above, if an Event of Default shall have occurred and is continuing, no Eurodollar Loan or Cost of Funds Rate Loan may be continued into a subsequent Interest Period and no Prime Rate Loan may be converted into a Eurodollar Loan or a Cost of Funds Rate Loan.

          (c) Ability to Borrow and Reborrow. Within the limits of the Revolving Loan Commitment, so long as no Default or Event of Default has occurred and is continuing, the Borrower may borrow, repay and reborrow Revolving Loan funds.

     2.02 Term Loan.

          (a) Subject to the terms and conditions contained in this Agreement, and relying upon the representations and warranties set forth in this Agreement, the Lender is extending to the Borrower a $1,500,000 Term Loan as evidenced by the $1,500,000 Commercial Term Promissory Note of this date, a copy of which is attached hereto as Exhibit "B" (the "Term Note").

          (b) Extension of Term Loan. The Term Loan shall be made as a Prime Rate Loan unless and until the Borrower furnishes notice that the Term Loan is to be made, or converted, as the case maybe to a Eurodollar Loan or a Cost of Funds Rate Loan. Such notice must be written (including, without limitation, via facsimile transmission) and shall be sufficient if received by 11:00 a.m. (Eastern Standard Time) on which date such notice is to be given. Such notice shall be furnished at least two (2) Business Days prior to the first day such Adjusted Libor Rate or Cost of Funds Rate is to apply.

          (c) Continuation and Conversion of Term Loan. With respect to the Term Loan, the Borrower shall have the right at any time on prior irrevocable written or telex notice to the Lender pursuant to Section 8.06 below to (i) continue any Eurodollar Loan or Cost of Funds Rate Loan into a subsequent Interest Period, (ii) convert any Eurodollar Loan or Cost of Funds Rate Loan into a Prime Rate Loan and (iii) convert any Prime Rate Loan into a Eurodollar Loan or Cost of Funds Rate Loan (specifying the Interest Period), subject to the following: no Eurodollar Loan or Cost of Funds Rate Loan shall be converted at any time other than at the end of the Interest Period applicable thereto; and the Term Loan may not be converted into a Cost of Funds Rate Loan or Eurodollar Loan if less than thirty (30) days remain prior to the Maturity Date. In the event that the Borrower shall not give notice to continue any Eurodollar Loan or Cost of Funds Rate Loan into a subsequent Interest Period or to convert the Term Loan into a Eurodollar Loan or Cost of Funds Rate Loan, and the last day of the Interest Period thereof, the Term Loan (unless prepaid) shall be automatically converted into a Prime Rate Loan. The Interest Period applicable to any Eurodollar Loan or Cost of Funds Rate Loan resulting from a conversion or continuation shall be specified by the Borrower in the irrevocable notice delivered by the Borrower pursuant to
Section 8.06 below; provided, however, that in the event each such notice does not specify either the type of interest rate elected or the Interest Period to be applicable thereto, the Term Loan shall automatically be converted into, or continued as, as the case maybe, a Prime Rate Loan until such required information is furnished pursuant to the terms hereof. Notwithstanding anything to the contrary contained above, if in an Event of Default shall have occurred and is continuing, no Eurodollar Loan or Cost of Funds Rate Loan may be continued into a subsequent Interest Period and no Prime Rate Loan may be converted into a Eurodollar Loan or a Cost of Funds Rate Loan.

     2.03 Indemnity.     The Borrower will indemnify the Lender
against any reasonable costs or expenses, arising out of development of deposits, which the Lender may sustain or incur as a consequence of any default in payment or default in prepayment of the principal amount of any Loan or any part thereof or interest accrued thereon, as and when due and payable (at the due date thereof, by and after notice of prepayment or otherwise), or the occurrence of any Event of Default. The Lender shall provide to the Borrower a statement, signed by an officer of the Lender and supported where applicable by documentary evidence, explaining the amount of any such cost or expense.


     III. INTEREST, TERMS AND FEES.

     3.01 Interest Rate.

          (a)  The Loans shall bear interest as follows:

               (i) When the Funded Debt to EBITDA Ratio of the Borrower on a consolidated basis is less than or equal to 1.0 to 1.0, (x) all Eurodollar Loans will bear interest at the Adjusted Libor Rate plus 0.75%; (y) all Cost of Funds Rate Loans shall bear interest at the Cost of Funds Rate plus 0.75%; and (z) all Prime Rate Loans shall bear interest at the Prime Rate.

               (ii) When the Funded Debt to EBITDA Ratio of the Borrower on a consolidated basis is greater than 1.0 to 1.0, but less than 2.0 to 1.0, (x) all Eurodollar Loans shall bear interest at the Adjusted Libor Rate plus 1.0%; (y) all Cost of Funds Rate Loans shall bear interest at the Cost of Funds Rate plus 1.0%; and
(z) all Prime Rate Loans shall bear interest at the Prime Rate.

               (iii) When the Funded Debt to EBITDA Ratio of the Borrower on a consolidated basis is greater than or equal to 2.0 to 1.0, (x) all Eurodollar Loans shall bear interest at the Adjusted Libor Rate plus 1.25%; (y) all Cost of Funds Rate Loans shall bear interest at the Cost of Funds Rate plus 1.25%; and (z) all Prime Rate Loans shall bear interest at the Prime Rate.

          (b) Post Default Rate. Upon the occurrence of an Event of Default or after the Maturity Date, the Loans shall bear interest at the Post Default Rate.

          (c)  Lawful Interest.    It is the intent of the parties
that the rate of interest and all other charges to the Borrower be lawful. If for any reason the payment of a portion of interest, fees or charges as required by this Agreement would exceed the limit established by applicable law which a commercial lender such as the Lender may charge to a commercial borrower such as the Borrower, then the obligation to pay interest or charges shall automatically be reduced to such limit and, if any amounts in excess of such limits shall be paid, then such amounts shall be applied to the unpaid principal amount of the Obligations of the Borrower to Lender or refunded so that under no circumstances shall the interest or charges required hereunder exceed the maximum rate allowed by law.

     3.02 Term and Termination.

          (a)  Revolving Loan.     Unless sooner terminated as a
result of the occurrence of an Event of Default, the Revolving Loan Commitment shall terminate and be due and payable in full on the Revolving Loan Maturity Date. Upon termination of the Revolving Loan Commitment, the Borrower shall have no ability to receive, and the Lender shall have no obligation to make any further advances under the Revolving Loan Commitment. All of the rights, interest and remedies of the Lender and Obligations of the Borrower under this Agreement and the other Loan Documents shall survive termination of the Revolving Loan Commitment until all of the Obligations of the Borrower are fully satisfied.

          (b)  Term Loan.     Unless payment is accelerated as a
result of the occurrence of an Event of Default, the Term Loan shall be repaid as set forth in the Term Note and shall be due and payable in full on the Term Loan Maturity Date.

     3.03 Repayments.    Any payments made by the Borrower to the
Lender shall be credited first to late charges, costs and expenses, then to accrued and unpaid interest and then to the outstanding principal balance due in the inverse order of maturity.

     3.04 Prepayments.

          (a) Prime Rate Loans. The Borrower may prepay any Prime Rate Loans without any penalty or premium.

          (b)  Fixed Rate Loans.   If any principal payment on any
Fixed Rate Loan hereunder is made for any reason whatsoever on a date prior to the end of the applicable Interest Period for such Loan, the Borrower shall: (i) pay to the Lender interest accrued thereon; and (ii) on demand, indemnify the Lender against all losses including actual loss of profit and expenses suffered by it in liquidating or otherwise employing deposits acquired to fund such Fixed Rate Loan until the end of the applicable Interest Period. A certificate of the Lender as to the amount required to be paid by the Borrower under this subsection 3.04(b) shall accompany such demand and shall be final and conclusive, except in the case of manifest error or bad faith.

     3.05 Fees.

          (a) Facility Fee. As additional consideration for the Revolving Loan Commitment, the Borrower shall pay to the Lender each quarter a non-refundable facility fee in arrears (the "Facility Fee"). In the event that the Funded Debt to EBITDA Ratio of the Borrower on a consolidated basis is less than or equal to
2.0 to 1.0, the Facility Fee will be in an amount equal to 0.0625% on the unused portion of the Revolving Loan Commitment for
the preceding   quarter.   In   the  event   that   the  Funded
Debt to   EBITDA   Ratio   of   the   Borrower   on   a
consolidated   basis   is   greater   than   2.0  to  1.0,   the
Facility Fee equal to 0.375% on the unused portion of the Revolving Loan Commitment on an annual basis. The Funded Debt to EBITDA Ratio shall be tested and the Facility Fee paid on a quarterly basis each January 1, April 1, July 1, and October 1.

          (b)  Commitment Fee.     As additional consideration for
the extension of the Revolving Loan, the Term Loan and the $2,500,000 term loan facility extended by Fleet Credit Corporation to the Borrower on this date, the Borrower has paid to the Lender a non-refundable commitment fee in the amount of $40,000, which Commitment Fee shall be deemed fully earned.

     IV.  CONDITIONS OF LENDING.

     The Borrower agrees that the Loans are subject to fulfillment by the Borrower of the following conditions precedent, all in form, scope and substance satisfactory to the Lender and its counsel in their sole discretion:

          (a) Evidence of Corporate Action. The Lender shall have received certified copies of all corporate action taken by the Borrower to authorize the execution, delivery and performance of this Agreement, the Notes, the other Loan Documents, and the borrowings to be made hereunder, together with copies of the Borrower's Certificate of Incorporation and Bylaws, all amendments thereto, and such other papers and documents as the Lender or its counsel may require.

          (b)  Notes.    The Lender shall have received the duly
executed Notes drawn to its order.

          (c) Guaranty. The Lender shall have received the unconditional and joint and several Guaranties of each of the Guarantors in form and content satisfactory to the Lender.

          (d)  Master Security Agreement.    The Lender shall have
received from Par Pharmaceutical, Inc. the duly executed Master Security Agreement in form and content satisfactory to the Lender pursuant to which Par Pharmaceutical, Inc. shall grant to the Lender a first priority security interest in certain machinery and equipment of Par Pharmaceutical, Inc.

          (e) UCC-1 Financing Statements. The Lender shall have received from the Par Pharmaceutical, Inc. the duly executed UCC-1 Financing Statements covering the collateral described in the Master Security Agreement.

          (f)  Insurance.     The Lender shall have received
evidence of casualty, liability and business interruption insurance in such amounts and with such companies satisfactory to the Lender, and the Lender shall be named as a loss payee on all such insurance with respect to any loss or damage to the collateral covered by the Master Security Agreement (i) after an Event of Default, or (ii) which loss or damage is in excess of $100,000 prior to an Event of Default.

          (g) Opinion of Counsel. The Borrower shall provide the Lender with an opinion from counsel in form and content satisfactory to the Lender opining to, among other things, the valid, binding and enforceable nature of the Loan Documents and the authority of the Borrower and the Guarantor to enter into the Loan Documents.

          (h)  Other.    The Lender shall have received such other
documents as the Lender deems necessary.

     V.   REPRESENTATIONS AND WARRANTIES.

     The Borrower represents and warrants to the Lender that:

          (a)  Good Standing and Qualification.   The Borrower is
a corporation duly organized, validly existing and in good standing under the laws of the State of New Jersey. The Borrower has all requisite corporate power and authority to own and operate its properties and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction wherein the character of the properties owned or leased by it therein or in which the transaction of its business therein makes such qualification necessary, except where the failure to so qualify would not have a material adverse effect on the Borrower's condition, financial or otherwise.

          (b)  Corporate Authority.     The Borrower has full
corporate power and authority to enter into and perform its obligations under this Agreement, to make the borrowings contemplated herein, to execute and deliver the Notes, and the other Loan Documents and to incur the obligations provided for herein and therein, all of which have been duly authorized by all necessary and proper corporate action. No other consent or approval or the taking of any other action in respect of shareholders or of any public authority is required as a condition to the validity or enforceability of this Agreement, the Notes or any of the other Loan Documents. The execution and delivery of this Agreement is for valid corporate purposes and will not violate the Borrower's certificate of incorporation or bylaws.

          (c) Binding Agreements. This Agreement constitutes, and the Notes and the other Loan Documents delivered in connection herewith shall constitute, valid and legally binding obligations of the Borrower, enforceable in accordance with their respective terms, except as enforcement may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors' rights generally and general principles of equity.

          (d)  Litigation.    Except as set forth in Schedule
"5(d)", there are no actions, suits, proceedings or investigations pending or, to the Borrower's knowledge, threatened against the Borrower before any court or administrative agency, which either in any case or in the aggregate, if adversely determined, would materially and adversely affect the financial condition, assets or operations of the Borrower, or which question the validity of this Agreement, the Notes, or any of the other Loan Document, or any action to be taken in connection with the transaction contemplated hereby.

          (e) No Conflicting Law or Agreements. To the best of the Borrower's knowledge, the execution, delivery and performance by the Borrower of this Agreement, the Notes and the other Loan Documents (i) do not violate any provision of the Certificate of Incorporation or Bylaws of the Borrower, (ii) do not violate any order, decree or judgment, or any provision of any statute, rule or regulation, (iii) do not violate or conflict with, result in a breach of or constitute (with notice or lapse of time, or both) a default under any shareholder agreement, stock preference agreement, mortgage, indenture or contract to which the Borrower is a party, or by which any of its properties are bound, and (iv) do not result in the creation or imposition of any lien, charge or encumbrance of any nature whatsoever upon any property or assets of the Borrower except as contemplated herein.

          (f)  Taxes.    With respect to all taxable periods of the
Borrower, the Borrower has filed all tax returns required to be filed by it and has paid all federal, state, municipal, franchise and other taxes shown on such filed returns has reserved against the same, as required by GAAP, and the Borrower knows of no unpaid assessments against it.

          (g)  Financial Statements.    The Borrower has delivered
to the Lender the certified consolidated balance sheet of the Borrower as of September 30, 1995, and the certified related consolidated statements of income, retained earnings and cash flows for the fiscal year then ended. Such statements fairly present the consolidated financial condition of the Borrower as of the dates and for the periods referred to therein and have been prepared in accordance with GAAP applied on a consistent basis by the Borrower throughout the periods involved. There are no liabilities, direct or indirect, fixed or contingent, of the Borrower as of the date of the balance sheet which are not reflected therein or in the notes thereto, other than liabilities or obligations not material in amount or which are not required to be reflected in corporate balance sheets prepared in accordance with GAAP. There has been no material adverse change in the financial condition, business, operations, affairs or prospects of the Borrower since the date of such financial statements.

          (h) Existence of Assets and Title Thereto. The Borrower has good and marketable title to its properties and assets, including the properties and assets reflected in the financial statements referred to above. These properties and assets are not subject to any mortgage, pledge, lien, lease, security interest, encumbrance, restriction or charge except those permitted under the terms of this Agreement or as set forth in Schedule "5(h)", and none of the foregoing prohibit or interfere with ownership of the Borrower's assets or the operation of its business presently conducted thereon.

          (i)  Regulations G, T, U and X.    The proceeds of the
borrowings hereunder will not be used, directly or indirectly, for the purposes of purchasing or carrying any margin stock in contravention of Regulations G, T, U or X promulgated by the Board of Governors of the Federal Reserve System.

          (j)  Compliance.    The Borrower is not in default with
respect to or in violation of any order, writ, injunction or decree of any court or of any federal, state, municipal or other governmental department, commission, board, bureau, agency, authority or official, or in violation of any law, statute, rule or regulation including, but not limited to, all Environmental Laws to which it or its properties is or are subject, where such default or violation would materially and adversely affect the financial condition of the Borrower. The Borrower represents that it has not received notice of any such default from any party. To the best of the Borrower's knowledge, the Borrower is not in default in the payment or performance of any of its material obligations to any third parties or in the performance of any mortgage, indenture, lease, contract or other agreement to which it is a party or by which any of its assets or properties are bound.

          (k)  Leases.   The Borrower enjoys quiet and undisturbed
possession under all material leases under which it is operating, and all such leases are valid and subsisting and the Borrower is not in default under any of its leases. The leases to which the Borrower is currently a party are set forth on the attached Schedule "5(k)".

          (l) Pension Plans. To the best of the Borrower's knowledge, no fact, including but not limited to any "Reportable Event", as that term is defined in Section 4043 of ERISA, as the same may be amended from time to time exists in connection with any Plan of the Borrower which might constitute grounds for termination of any such Plan by the Pension Benefit Guaranty Corporation ("PBGC") or for the appointment by the appropriate United States District Court of a Trustee to administer any such Plan. No "Prohibited Transaction" as defined by ERISA exists or will exist upon the execution and delivery of this Agreement or the performance by the parties hereto of their respective duties and obligations hereunder. The Borrower agrees to do all acts including, but not limited to, making all contributions necessary to maintain compliance with ERISA and agrees not to terminate any such Plan in a manner or do or fail to do any act which could result in the imposition of a lien on any property of the Borrower pursuant to Section 4068 of ERISA. The Borrower has not incurred any withdrawal liability under the Multiemployer Pension Plan Amendment Act of 1980. The Borrower has no unfunded liability in contravention of ERISA.

          (m)  Office.   The chief executive office and principal
place of business of the Borrower, and the office where its records are kept are as set forth in the first paragraph of this Agreement.

          (n) Places of Business. The Borrower has no other places of business at any location other than those set forth in the attached Schedule "5(n)".

          (o) Contingent Liabilities. The Borrower is not a party to any suretyship, guarantyship, or other similar type agreement; and it has not offered its endorsement to any individual, concern, corporation or other entity. To the best of the Borrower's knowledge, the Borrower has no material contingent liabilities except as reflected in its annual and quarterly reports on SEC Forms 10-K and 10-Q respectively.

          (p)  Contracts.     No contract, governmental or
otherwise, to which the Borrower is a party, is subject to renegotiation, nor is the Borrower in default of any material contract.

          (q) Union Contracts and Pension Plans. The Borrower is not a party to any collective bargaining, union or pension plan agreement, except as set forth on the attached Schedule "5(q)".
The union contracts set forth on Schedule "5(q)" are in full force and effect and are not currently subject to the renegotiation. The Borrower is in full compliance with the terms and conditions of all such union contracts and knows of no threatened work stoppage by any union members.

          (r) Licenses. To the best of the Borrower's knowledge, the Borrower has all licenses, permits, approvals and other authorizations required by any government, agency or subdivision thereof, or from any licensing entity necessary for and material to the conduct of its business, all of which the Borrower represents to be current, valid and in full force and effect.

          (s)  Financial Information.   All financial information
submitted by the Borrower to the Lender, whether previously or in the future, is and will be true and correct and complete in all material respects.

          (t)  Parent, Affiliate or Subsidiary
Corporations. The Borrower has no parent corporation and, except as set forth on the attached Schedule "5(t)", has no domestic or foreign Affiliate or Subsidiary corporations.

     VI.  COVENANTS.

     6.01 Financial Reporting.     The Borrower covenants and
agrees that from the date hereof until payment in full of all Obligations and the termination of this Agreement, the Borrower shall furnish to the Lender the following, all to be prepared on a consolidated basis and in conformity with GAAP, applied on a basis consistent with the preceding period:

          (a) a copy of the Borrower's SEC Form 10-K upon filing of same with the Securities and Exchange Commission;

          (b) a copy of the Borrower's SEC Form 10-Q upon filing of same with the Securities and Exchange Commission;

          (c) Covenant Compliance Certificate in the form of the attached Exhibit "C" upon the filing of the Borrower's SEC Forms 10-Q and 10-K with the Securities and Exchange Commission;

          (d) promptly upon the Lender's written request from time to time, such other information about the financial condition and operations of the Borrower as the Lender may reasonably request.

     6.02 Affirmative Covenants.   The Borrower covenants and
agrees from the date hereof until payment in full of all obligations under, and termination of, this Agreement, the Borrower shall:

          (a)  Insurance and Endorsement.    Keep its properties
and business insured against fire and other hazards (so-called "All Risk" coverage) in amounts and with companies reasonably satisfactory to the Lender covering such risks as are herein set forth; maintain public liability coverage, against claims for personal injuries or death; and maintain all worker's compensation, employment or similar insurance as may be required by applicable law. All insurance shall be in amounts reasonably satisfactory to the Lender and shall contain such terms, be in such form, be for such periods, and be written by carriers reasonably satisfactory to the Lender. Without limiting the generality of the foregoing, such insurance must provide that it may not be cancelled without thirty
(30) days prior written notice to the Lender. In the event of failure to provide and maintain insurance as provided herein, the Lender may, at its option, provide such insurance and charge the amount thereof to the Revolving Loans. The Borrower shall furnish to the Lender certificates or other satisfactory evidence of compliance with the foregoing insurance provisions.

          (b)  Taxes and Other Liens.   Comply with all statutes
and government regulations and pay all taxes, assessments, governmental charges or levies, or claims for labor, supplies, rent and other obligations made against it or its property which, if unpaid, might become a lien or charge against the Borrower or its properties, except liabilities being contested in good faith and against which, if requested by the Lender, the Borrower shall set up reserves in amounts and in form reasonably satisfactory to the Lender.

          (c) Place of Business. Maintain its chief places of business and chief executive offices at the address set forth in the beginning of this Agreement, unless, the Borrower shall have given the Lender thirty (30) days prior written notice of any change in such places of business.

          (d)  Inspections.   Allow the Lender by or through any of
its officers, attorneys, accountants or other agents designated by the Lender, for the purpose of ascertaining whether or not each and every provision hereof and of the other Loan Documents, is being performed, to enter the offices and plants of the Borrower on reasonable prior notice, during regular business hours to examine or inspect any of the properties, books and records or extracts therefrom, to make copies of such books and records or extracts therefrom, and to discuss the affairs, finances and accounts thereof with the Borrower all at such times and as often as the Lender or any representatives of the Lender may reasonably request, at the Lender's cost prior to an Event of Default and at the Borrower's cost after an Event of Default.

          (e)  Litigation.    Advise the Lender of the commencement
or threat of litigation, including arbitration proceedings and any proceedings before any governmental agency, which is instituted against the Borrower and is reasonably likely to have a material adverse effect upon the condition, financial, operating or otherwise, of the Borrower or where the amount involved or claimed is in excess of Five Hundred Thousand and 00/100 DOLLARS ($500,000.00) or in excess of One Million and 00/100 DOLLARS ($1,000,000.00) in the aggregate in any fiscal year.

          (f) Maintain Existence. Maintain its corporate existence and comply with all applicable statutes, rules and regulations.

          (g)  Maintain Assets.    Maintain its properties in good
repair, working order and operating condition, except for unused or obsolete equipment. The Borrower shall immediately notify the Lender of any event causing material loss in the value of its assets.

          (h)  ERISA.    (i) Promptly notify the Lender in writing
of the occurrence of any Reportable Event, as defined in Section 4043 of ERISA, if a notice of such Reportable Event is required under ERISA to be delivered to the PBGC within 30 days after the occurrence thereof, together with a description of such Reportable Event and a statement of the action the Borrower intends to take with respect thereto, together with a copy of the notice thereof given to the PBGC.

       (ii) Promptly notify the Lender if the Borrower receives an assessment of withdrawal liability in connection with a complete or partial withdrawal with respect to any multiemployer plan to which the Borrower is a party, together with a statement of the action that the Borrower intends to take with respect thereto.

          (i)  Notice of Certain Events.     Give prompt written
notice to the Lender of:

               (i) any dispute that arises between the Borrower and any governmental regulatory body or law enforcement agency, which if adversely determined would have a material adverse effect on the condition of the Borrower, financial or otherwise;

              (ii) any labor controversy resulting or likely to result in a strike or work stoppage against the Borrower;

             (iii) any proposal by any public authority to acquire the assets or business of the Borrower;

               (iv) any proposed or actual change of the name, identity or corporate structure of the Borrower;

              (v) any other matter which has resulted or is likely to result in a material adverse change in the financial condition or operations of the Borrower; and

          (j) Defaults. Give prompt written notice to the Lender upon the occurrence of any Default or Event of Default, signed by the president or chief financial officer of the Borrower describing such occurrence and the steps, if any, being taken to cure the default.

          (k)  Account Duties.     Comply with any and all federal,
state and local laws affecting its business, including, but not limited to, payment of all federal and state taxes. The Borrower agrees to indemnify and hold the Lender harmless from all claims, actions and losses, including reasonable attorneys' fees and costs actually incurred by the Lender arising from any contention, that there has been a failure to comply with such laws.

          (l)  Audit by Lender; Fees.   In addition to the
inspections in Section 6.02(d), permit the Lender to audit the books and records of the Borrower at such times and in such manner and detail as the Lender deems, in the Lender's reasonable discretion, are necessary. After and Event of Default, the Borrower shall promptly pay the Lender all audit fees and any reasonable out-of-pocket expenses incurred in connection with any such audit. The Lender may charge any such audit fees and out-of-pocket expenses to the Borrower's demand deposit account. Prior to an Event of Default, the Lender shall be responsible for all of its audit fees and any out-of-pocket expenses incurred in connection with any such audit.

          (m) Officers and Directors. Promptly notify the Lender in writing upon the occurrence of a Change of Control.

     6.03 Negative Covenants. The Borrower covenants and agrees that from the date hereof until payment in full of all Obligations and termination of this Agreement, the Borrower shall not without the prior written consent of the Lender:

          (a) Encumbrances. Incur or permit to exist any lien, mortgage, charge or other encumbrance against any of its properties or assets, whether now owned or hereafter acquired, except: (i) pledges or deposits in connection with or to secure worker's compensation, unemployment or liability insurance; (ii) tax liens which are being contested in good faith and in compliance with this Agreement; and (iii) those listed on the attached Schedule "5(h)".

          (b)  Limitation on Indebtedness.   Except as set forth on
the attached Schedule "6.03(b)", create or incur any indebtedness or obligation for trade debt or borrowed money, or issue or sell any debt obligations of the Borrower to any lender or Person other than the Lender.

          (c) Contingent Liabilities. Assume, guaranty, endorse or otherwise become liable upon the obligations of any person, firm or corporation (other than Guarantors), or enter into any purchase or option agreement or other arrangement having substantially the same effect as such a guarantee, except by the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business.

          (d) Consolidation or Merger. Merge into or consolidate with or into any corporation.

          (e) Use of Revolving Loans for Acquisition. Use greater than NINE MILLION FIVE HUNDRED THOUSAND and 00/100 DOLLARS
($9,500,000.00) of the Revolving Loan Commitment in the aggregate for all acquisitions of stock or assets of any other Person.

          (f) Acquisition of Stock of the Borrower; Dividends. Purchase, acquire, redeem or retire, or make any commitment to purchase, acquire, redeem or retire (i) any of the common stock of the Borrower, whether now or hereafter outstanding in excess of the aggregate of $500,000 per year; (ii) any of the preferred stock of the Borrower, whether now or hereafter outstanding; or declare or pay any dividend, or make any distribution to any of its stockholders in excess of twenty-five percent (25%) of net income of the Borrower in any fiscal year.

          (g)  Sale and Lease of Assets.     Sell, lease or
otherwise dispose of any of its assets, in excess of ONE MILLION and 00/100 Dollars ($1,000,000.00) per event or ONE MILLION and 00/100 Dollars ($1,000,000.00) per annum, except for sales of inventory and dispositions of unused or obsolete equipment in the ordinary course of business and except as set forth on the attached
Schedule 6.03(g).

          (h) Name Changes. Change its corporate name or conduct its business under any trade name other than as set forth in this Agreement.

          (i)  Capital Expenditures.    Make any expenditure for
any asset which would be a fixed asset, or any expenditures for any leases including, but without limitation, capitalized or conditional sales contracts, in excess of EIGHT MILLION and 00/100 DOLLARS ($8,000,000.00) in the aggregate per annum. For the purpose of this covenant, the entire amount paid over the life of any capitalized lease or conditional sales contract shall be deemed to be paid in the first year of such lease or sales contract.

          (j) Change of Control. Suffer any Change in Control of the Borrower.

          (k)  Prohibited Transfers.    Transfer, in any manner,
either directly or indirectly, any cash, property, or other assets to any parent or any Affiliate or Subsidiary other than a Guarantor, and other than sales made in the ordinary course of business and for fair consideration on terms no less favorable than if such sale had been an arms-length transaction between the Borrower and an unaffiliated entity.

          (l)  Use of Proceeds.    Apply any of the proceeds from
the Loans to any Affiliate or Subsidiary other than a Guarantor if such Affiliate or Subsidiary is not a party to this Agreement.

          (m)  No Management Change.    Suffer any change in the
senior management of the Borrower which the Lender deems, in its reasonable discretion, to be a material adverse change.

          (n)  Leasebacks.    Lease any real estate or other
capital asset from any lessor who shall have acquired such property from the Borrower.

          (o)  Business Operations.     Engage in any business
other than the business in which it is currently engaged or a business reasonably related thereto.


     6.04 Financial Covenants.     The Borrower agrees and
covenants that from the date hereof until payment in full and performance of all Obligations, the Borrower shall, at the end of each fiscal quarter on a consolidated basis, be in compliance with the following financial covenants, all determined in accordance with GAAP:

          (a)  Net Worth.     Maintain a Net Worth of not less than
SIXTY-FIVE MILLION and 00/100 DOLLARS ($65,000,000) increasing at the rate of not less than seventy-five percent (75%) of quarterly net income (after tax) to the Borrower.

          (b)  Ratio of Funded Debt to Tangible Net Worth.
Maintain a ratio of Funded Debt to Tangible Net Worth not to exceed the following:

     Ratio          Dates

     0.40 to 1.0    from October 1, 1995 through and including
                    September 28, 1996.

     0.35 to 1.0    from September 29, 1996 through and including
                    September 27, 1997

     0.30 to 1.0    from September 28, 1997 through and including
                    September 26, 1998

          (c) Fixed Charge Coverage Ratio. Maintain, as of each of the dates set forth below, a Fixed Charge Coverage Ratio as follows, to be calculated on a rolling four quarter basis:

     Ratio          Dates

     1.20 to 1.0    December 28, 1995

     1.20 to 1.0    June 29, 1996

     1.20 to 1.0    September 28, 1996

     1.25 to 1.0    December 28, 1996 and at the end of each fiscal
quarter thereafter

          (d) Current Ratio. Maintain a Current Ratio of not less than 2.0 to 1.0.

     VII. DEFAULT.

     7.01 Events of Default. The Obligations shall, at the option of the Lender, become immediately due and payable without notice or demand unless otherwise provided herein upon the occurrence of any of the following events (collectively, "Events of Default" and individually, an "Event of Default"):

          (a) failure of the Borrower to pay any installment of principal or interest or any other Obligation arising under this Agreement, the Notes or the other Loan Documents or such failure by a guarantor or surety for any of the Obligations within ten (10) days when due (unless payments are made by auto-debit from the Borrower's accounts with the Lender in which case no grace period shall apply);

          (b) breach of any of the Obligations by the Borrower or any guarantor or surety including, without limitation, any covenant, representation or warranty contained herein, or the Borrower's failure to perform any act, duty or obligation as required by this Agreement or any of the other Loan Documents which shall continue for a period of thirty (30) days after notice to the Borrower thereof;

          (c) the making by the Borrower of any material misrepresentation of a material fact to the Lender;

          (d) insolvency (failure of the Borrower to pay its debts as they mature or when the fair value of the Borrower's assets is less than its liabilities) of the Borrower or any guarantor or surety for the Obligations, appointment of a receiver or custodian, or assignment for the benefit of creditors or the commencement of any proceedings under any bankruptcy or insolvency law by or against the Borrower or any guarantor or surety for the Obligations; appointment of a committee of creditors or liquidating banks, or offering of a composition or extension to creditors by, for or of the Borrower; however, if an involuntary bankruptcy petition is filed, an Event of Default shall not occur unless such petition is not dismissed within sixty (60) days of filing;

          (e) the loss, renovation or failure to renew any governmental license and/or permit now held or hereafter acquired by the Borrower which materially and adversely affects the ability of the Borrower to continue its operations as presently conducted;

          (f) an Event of Default in any other Loan Document or other agreements between the Lender and the Borrower or any guarantor or surety of the Obligations;

          (g) except as otherwise permitted pursuant to this Agreement, the filing of any lien, voluntary or involuntary against any of the assets of the Borrower or any guarantor or surety of the Obligations which in the case of an involuntary lien is not discharged of record within sixty (60) days of filing;

          (h) dissolution of the Borrower or any guarantor or surety of the Obligations;

          (i) failure by the Borrower to pay or perform any other Indebtedness in excess of $500,000, or if any such other
Indebtedness shall be accelerated, or if there shall exist any default under any instrument, document or agreement governing, evidencing or securing such other Indebtedness;

          (j) a material adverse change in the condition of the Borrower, financial or otherwise, as determined by the Lender in its reasonable discretion;

Upon the happening of any one or more Events of Default, any requirements upon the Lender to make further Revolving Loans hereunder shall terminate. The Borrower expressly waives any presentment, demand, protest, notice of protest or other notice of any kind after the occurrence of such Event of Default. The Lender may proceed to enforce the rights of the Lender whether by suit in equity or by action at law, whether for specific performance of any covenant or agreement contained in this Agreement, the Notes or any other Loan Documents, or in aid of the exercise of any power granted in either this Agreement, the Note or the other Loan Documents, or it may proceed to obtain judgment or any other relief whatsoever appropriate to the enforcement of such rights, or proceed to enforce any legal or equitable right which the Lender may have by reason of the occurrence of any Event of Default hereunder.

     7.02 Cumulative Remedies.     The enumeration of the Lender's
rights and remedies set forth in this Article is not intended to be exhaustive and the exercise by the Lender of any right or remedy shall not preclude the exercise of any other rights or remedies, all of which shall be cumulative and shall be in addition to any other right or remedy given hereunder or under any other agreement between the parties or which may now or hereafter exist in law or at equity or by suit or otherwise. No delay or failure to take action on the part of Lender in exercising any right, power or privilege shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or privilege preclude other or further exercise thereof or the exercise of any other right, power or privilege or shall be construed to be a waiver of any event of default. No course of dealing between the Borrower and the Lender or their employees shall be effective to change, modify or discharge any provision of this Agreement or to constitute a waiver of any default.

     VIII.     MISCELLANEOUS.

     8.01 Expenses. Whether or not the transaction herein contemplated shall be consummated, the Borrower agrees to pay all out-of-pocket expenses (including the Lender's counsel of $26,500 plus disbursements) of the Lender incurred in connection with the preparation of this Agreement, the Notes and the other Loan Documents. The Borrower further agrees to pay for all reasonable expenses of the Lender including, but not limited to reasonable attorneys' fees for any amendments or supplements to this Agreement, the Notes and the other Loan Documents and all expenses (including reasonable fees and expenses of the Lender or the Lender's counsel) incidental to the collection of monies due hereunder or under the Notes or the other Loan Documents and/or the enforcement of the rights (including the protection thereof) of the Lender under any provisions of this Agreement, and the Notes and the other Loan Documents.

     8.02 Set-off. The Borrower gives the Lender a lien and right of setoff for all the Obligations upon and against all its deposits, credits, collateral and property now or hereafter in the possession or control of the Lender or in transit to it. The Lender may, upon demand or the occurrence of any Event of Default, apply or set off the same, or any part thereof, to any Obligations of the Borrower to the Lender.

     8.03 Covenants to Survive, Binding Agreement. All covenants, agreements, warranties and representations made herein, in the Notes, in the other Loan Documents, and in all certificates or other documents of the Borrower shall survive the advances of money made by the Lender to the Borrower hereunder and the delivery of the Notes, and the other Loan Documents. All such covenants, agreements, warranties and representations shall be binding upon and inure to the benefit of the Lender and its successors and assigns, whether or not so expressed.

     8.04 Cross-Default. The Loans shall be cross-defaulted with each other, with the $2,500,000 term loan facility of this date of the Borrower with Fleet Credit Corporation and with current and future financing accommodations extended or to be extended by the Lender or Fleet Credit Corporation to the Borrower so that an Event of Default under any loan or lease to the Borrower shall be an Event of Default hereunder and under all of the other loans and leases extended by the Lender or Fleet Credit Corporation.

     8.05 Amendments and Waivers. This Agreement, the Notes, the other Loan Documents, and any term, covenant or condition hereof or thereof may not be changed, waived, discharged, modified or terminated except by a writing executed by the parties hereto or thereto. Notwithstanding the foregoing and without limiting the Lender's right to exercise any of its other rights or remedies hereunder, in the event that the Lender, in its sole discretion, elects to waive compliance by the Borrower of any terms or conditions set forth in this Agreement, the Notes or any other Loan Documents, the Borrower shall pay to the Lender all costs and expenses in connection therewith including, but not limited to, reasonable attorneys' fees. The failure on the part of the Lender to exercise, or the Lender's delay in exercising, any right, remedy or power hereunder or under the Notes or the other Loan Documents shall not preclude any other or future exercise thereof, or the exercise of any other right, remedy or power.

     8.06 Notices. All notices, requests, consents, demands and other communications hereunder shall be in writing and shall be deemed effective five (5) days after being of being mailed by registered or certified first class mail or within one (1) day after being delivered by an overnight courier to the respective parties to this Agreement as follows:

If to the Borrower: Pharmaceutical Resources, Inc.
                    One Ram Ridge Road
                    Spring Valley, New York  10977
                    Attention:  Mr. Kenneth G. Mosesian

With a copy to:     Hertzog, Calamari & Gleason
                    100 Park Avenue
                    New York, New York  10017-5582
                    Attention:  John D. Vaughan, Esq.

If to the Lender:   Fleet Bank, N.A.
                    One Stamford Forum
                    263 Tresser Boulevard
                    Stamford, Connecticut  06901
                    Attention:  Mr. John V. Raleigh

With a copy to:     Diserio Martin O'Connor & Castiglioni
                    One Atlantic Street
                    Stamford, Connecticut  06901
                    Attention:  Kevin T. Katske, Esq.

     8.07 Transfer of Lender's Interest.     The Borrower agrees
that the Lender, in its sole discretion, may freely sell, assign or otherwise transfer participations, portions, co-lender interests or other interests in all or any portion of the indebtedness, liabilities or obligations arising in connection with or in any way related to the financing transactions of which this Agreement is a part. In the event of any such transfer, the transferee may, in the Lender's sole discretion, have and enforce all the rights, remedies and privileges of the Lender. The Borrower consents to the release by the Lender to any potential transferee, so long as such transferee is a financial institution, of any and all information including, without limitation, financial information pertaining to the Borrower as the Lender, in its sole discretion, may deem appropriate, provided such transferee executes a confidentiality agreement with respect to all documents and information pertaining to the Borrower. If such transferee so participates with the Lender in making loans or advances hereunder or under any other agreement between the Lender and the Borrower, the Borrower grants to such transferee and such transferee shall have an is hereby given a continuing lien and security interest in any money, securities or other property of the Borrower in the custody or possession of such transferee, including the right of set off, to the extent of such transferee's participation in the Obligations.

     8.08 New Laws. In the event that any law, regulation, treaty or official directive or the interpretation or application thereof by any court or governmental authority or the compliance with any guideline or request of any governmental authority:

          (a) subjects the Lender to any tax with respect to any amounts payable hereunder or under the Notes by the Borrower or otherwise with respect to the transactions contemplated hereunder, except for taxes on the overall net income of the Lender; or

          (b) imposes, modifies or deems applicable any deposit, insurance, reserve, special deposit, capital maintenance or similar requirement against assets held by, or deposits in or for the account of, or loans or advances or commitments to make the Revolving Loans or advances by the Lender, other than such requirements the effect of which is included in the determination of the interest rates for the Revolving Loans or advances made thereunder; or

          (c) imposes upon the Lender any other condition with respect to the Revolving Loans or advances to be made thereunder;

and the result of any of the foregoing is to increase the cost of the Lender, reduce the income receivable by or return on equity of the Lender or impose any expense upon the Lender with respect to the Revolving Loans or advances thereunder, the Lender shall so notify the Borrower. The Borrower agrees, after prompt notice is sent by the Lender to the Borrower, to pay the Lender the amount of such increases in cost, reduction in income, reduced return on equity or additional expenses as and when such cost, reduction in income, reduced return on equity or additional expense is incurred or determined, plus interest, upon presentation by the Lender of a statement in the amount and setting forth the Lender's calculation thereof, in determining such amount, the Lender may use any reasonable averaging and attribution methods; which statement shall be deemed true and correct absent manifest error.

     8.09 Section Headings, Severability, Entire Agreement. Section and subsection headings have been inserted herein for convenience of the Lender only and shall not be construed as part of this Agreement. Every provision of this Agreement, the Notes and the other Loan Documents is intended to be severable; if any term or provision of this Agreement, the Notes, the other Loan Documents, or any other document delivered in connection herewith shall be invalid, illegal or unenforceable for any reason whatsoever, the validity, legality and enforceability of the remaining provisions hereof or thereof shall not in any way be affected or impaired thereby. All Exhibits and Schedules to this Agreement shall be deemed to be part of this Agreement. This Agreement, the other Loan Documents, and the Exhibits and Schedules attached hereto and thereto embody the entire agreement and understanding between the Borrower and the Lender and supersede all prior agreements and understandings relating to the subject matter hereof unless otherwise specifically reaffirmed or restated herein.

     8.10 Counterparts. This Agreement may be executed in any number of counterparts, each of which, when so executed and delivered shall be an original, and it shall not be necessary when making proof of this Agreement to produce or account for more than one counterpart.

     8.11 Governing Law; Consent to Jurisdiction. This Agreement and the other Loan Documents, and all transactions, assignments and transfers hereunder and thereunder, and all the rights of the parties, shall be governed as to validity, construction, enforcement and in all other respects by the laws of the state of Connecticut. The Borrower agrees that the Superior Court for the Judicial District of Stamford/Norwalk or the United States District Court for the District of Connecticut at Bridgeport shall have jurisdiction to hear and determine any claims or disputes pertaining to the financing transactions of which this Agreement is a part and/or to any matter arising or in any way related to this Agreement or any other agreement between the Lender and the Borrower expressly submits and consents in advance to such jurisdiction in any action or proceeding.

     8.12 Uniform Commercial Code. The Borrower shall comply with, and Lender shall have all the rights and remedies of a secured party under the Uniform Commercial Code, as enacted in Connecticut, as amended.

     8.13 Further Assurances. At the request of the Lender, the Borrower agrees that at its expense, it shall promptly execute and deliver all further instruments and documents, and take all further action, that may be necessary or desirable, or that the Lender may reasonably request, in order to exercise and enforce its rights and remedies hereunder.

     8.14 Prejudgment Remedy Waiver; Waivers. THE BORROWER ACKNOWLEDGES THAT THE LOANS EVIDENCED HEREBY ARE COMMERCIAL TRANSACTIONS AND WAIVES ITS RIGHT TO NOTICE AND HEARING UNDER CHAPTER 903a OF THE CONNECTICUT GENERAL STATUTES, OR AS OTHERWISE ALLOWED BY ANY STATE OR FEDERAL LAW WITH RESPECT TO ANY PREJUDGMENT REMEDY WHICH THE LENDER MAY DESIRE TO USE, AND FURTHER WAIVES DILIGENCE, DEMAND, PRESENTMENT FOR PAYMENT, NOTICE OF NONPAYMENT, PROTEST AND NOTICE OF ANY RENEWALS OR EXTENSIONS. THE BORROWER ACKNOWLEDGES THAT IT MAKES THIS WAIVER KNOWINGLY, WILLINGLY AND VOLUNTARILY AND WITHOUT DURESS, AND ONLY AFTER EXTENSIVE CONSIDERATION OF THE RAMIFICATIONS OF THIS WAIVER WITH ITS ATTORNEYS.

     8.15 Jury Trial Waiver. THE BORROWER WAIVES TRIAL BY JURY IN ANY COURT IN ANY SUIT, ACTION OR PROCEEDING ON ANY MATTER ARISING IN CONNECTION WITH OR IN ANY WAY RELATED TO THE FINANCING TRANSACTIONS OF WHICH THIS AGREEMENT IS A PART OR THE ENFORCEMENT OF ANY OF LENDER'S RIGHTS. THE BORROWER ACKNOWLEDGES THAT IT MAKES THIS WAIVER KNOWINGLY, WILLINGLY AND VOLUNTARILY AND WITHOUT DURESS, AND ONLY AFTER EXTENSIVE CONSIDERATION OF THE RAMIFICATIONS OF THIS WAIVER WITH ITS ATTORNEYS.


     The parties have executed this Agreement on December 28, 1995.


Signed in the presence of:


____________________________       PHARMACEUTICAL RESOURCES, INC.


____________________________       By   /s/Robert I. Edinger
                                   ------------------------------
                                     Its Executive Vice President


____________________________       FLEET BANK, N.A.


____________________________       By   /s/John Raleigh
                                   -----------------------------
                                     Its Vice President

STATE OF CONNECTICUT     )
                         )  ss.: Stamford
COUNTY OF FAIRFIELD      )

     On this the 28th day of December, 1995, before me, the undersigned officer, personally appeared Robert Edinger, who acknowledged himself to be the Executive Vice President of Pharmaceutical Resources, Inc., a New Jersey corporation, and that he, as such officer, being authorized so to do, executed the foregoing instrument for the purposes therein contained and acknowledged the same to be his free act and deed individually and as such officer, and the free act and deed of the corporation.

     IN WITNESS WHEREOF, I hereunto set my hand.



                              ___________________________________
                              Kevin T. Katske
                              Commissioner of the Superior Court



STATE OF CONNECTICUT     )
                         )  ss.: Stamford
COUNTY OF FAIRFIELD      )

     On this the 28th day of December, 1995, before me, the undersigned officer, personally appeared John V. Raleigh, who acknowledged himself to be the Vice President of Fleet Bank, N.A., a national banking association, and that he, as such officer, being authorized so to do, executed the foregoing instrument for the purposes therein contained and acknowledged the same to be his free act and deed individually and as such officer, and the free act and deed of the national banking association.

     IN WITNESS WHEREOF, I hereunto set my hand.



                              ___________________________________
                              Kevin T. Katske
                              Commissioner of the Superior Court